Exhibit 99.1

NVIDIA ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED OCTOBER 24, 2004

Strong Acceptance of Company’s GeForce 6 GPU Family Drives Revenue Growth

SANTA CLARA, CA - OCTOBER 25, 2004 - NVIDIA Corporation (Nasdaq: NVDA), a worldwide leader in graphics and digital media processors, today announced preliminary financial results for the quarter ended October 24, 2004. A product mix shift to and share gains in the GeForce™ 6 GPU family contributed to strong revenue growth in the DX9 performance segment. In the third quarter, NVIDIA delivered two new GPUs, the GeForce 6600 and 6200, in addition to its award-winning GeForce 6800, and is now the industry’s only top-to-bottom GPU family to support Microsoft DirectX 9 Shader Model 3.0.

The Company expects to report total revenue for the third quarter of fiscal 2005 to be between $510 million to $515 million, as compared to the previous range of $470 million to $502 million. Third quarter gross margin percentage is expected to be between 31.7 percent and 32.7 percent.

NVIDIA will host a conference call to discuss its final financial results for the third quarter of its fiscal year 2005 and the outlook for its fourth quarter on November 4, 2004 at 2:00 PM, Pacific Time. The Company's prepared remarks will be followed by a question and answer period, which will be limited to questions from analysts and institutional investors.

To listen to the conference call, please dial 706-679-0543; no password is required. The conference call will also be webcast live (listen-only mode) at the following websites: www.nvidia.com and www.streetevents.com. You must have a compatible media player installed on your computer in order to listen to the webcast. You may download a media player for free at the sites listed above.

The press release announcing the Company’s results will be distributed over a national wire service prior to the conference call. The press release will also be posted at the Company’s website: www.nvidia.com.

Replay of the conference call will be available via telephone by calling 800-642-1687 (or 706-645-9291), passcode 1703985, until November 11, 2004. The web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its fourth quarter fiscal 2005.

About NVIDIA

NVIDIA Corporation is a worldwide leader in graphics and digital media processors. The Company’s products enhance the end-user experience on consumer and professional computing devices. NVIDIA GPUs (graphics processing units), MCPs (media and communications processors), and WMPs (wireless media processors) have broad market reach and are incorporated into a variety of platforms, including consumer and enterprise PCs, notebooks, workstations, PDAs, mobile phones, and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,000 people worldwide.  For more information, visit the Company’s Web site at www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to total revenue for the third quarter of fiscal 2005 and the gross margin percentage for the same period are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. The Company's final results for the third quarter of fiscal 2005 could differ materially from those described by these statements as a result of the Company's customary quarterly financial closing procedures. These forward-looking statements speak only as of the date hereof. NVIDIA disclaims any obligation to update these forward-looking statements.

Copyright © 2004 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.